UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 7, 2014 (October 2, 2014)

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PHILLIPS EDISON – ARC GROCERY CENTER REIT II, INC.
(Exact name of registrant as specified in its charter)

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Maryland	333-190588	61-1714451
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

11501 Northlake Drive
Cincinnati, Ohio 45249
(Address of principal executive offices)

Registrant’s telephone number, including area code: (513) 554-1110

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition Assets.

Commonwealth Square

On October 2, 2014, Phillips Edison - ARC Grocery Center REIT II, Inc. (the “Company”) purchased, through an indirect wholly-owned subsidiary, a grocery-anchored shopping center containing 141,310 rentable square feet located on approximately 14.09 acres of land in Folsom, California (“Commonwealth Square”) for approximately $19.4 million, exclusive of closing costs. The Company funded approximately $12.2 million of the purchase price with proceeds from its offering. At closing, the Company assumed a loan secured by a first mortgage on the property, with a remaining principal balance of approximately $7.2 million, for the remainder of the purchase price. Commonwealth Square was purchased from Commonwealth Equity, L.P., a California limited partnership, LA Brea Equity Venture, LLC, a California limited liability company, and Westfield Equity, LLC, a California Limited liability company, which is not affiliated with the Company, its advisor or its sub-advisor.

Currently, Commonwealth Square is 84.8% leased to 27 tenants. Raley’s, a regional market-leading grocery store chain, occupies 60,114 rentable square feet at Commonwealth Square. Based on the current condition of Commonwealth Square, the Company’s management does not believe that it will be necessary to make any significant renovations or improvements to the property. The Company’s management believes Commonwealth Square is adequately insured.

Item 8.01. Other Events.

Press Release

On October 7, 2014, the Company issued a press release announcing its acquisition of Commonwealth Square. A copy of such press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits
Exhibit No.	Description
99.1	Press Release dated October 7, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHILLIPS EDISON – ARC GROCERY CENTER REIT II, INC.

Dated: October 7, 2014	By:	/s/ R. Mark Addy
R. Mark Addy
Co-President and Chief Operating Officer

EXHIBIT INDEX

Exhibit No.    Description

99.1	Press Release dated October 7, 2014